                                                                  EXHIBIT 10.27


                        SEVERANCE AGREEMENT AND RELEASE

         This Severance Agreement and Release ("Severance Agreement") is entered into as a binding contract between Daniel M. Cofall ("Employee") and BrightStar Information Technology Group, Inc. ("the Company"), as of the last date executed.

                              W I T N E S S E T H:

         WHEREAS, Employee and the Company (collectively, "the Parties") have been parties to an Executive Employment Agreement dated as of August 16, 1997 ("the Employment Agreement");

         WHEREAS, Employee was a founder of the Company and has served as Chief Financial Officer, Executive Vice President, and Treasurer of the Company since its inception, has made valuable and important contributions to the Company in connection with its recent public offering and acquisitions, and has demonstrated a high level of principle, skill, energy and expertise in these and other areas; and

         WHEREAS, the Company has named a new Chief Executive Officer and other officers and has resolved to move its base of operations;

         NOW, THEREFORE, the Parties agree as follows:

         1. TERMINATION OF EMPLOYMENT. The Parties agree that Employee's employment under the Employment Agreement shall terminate effective January 31,1999 or at such earlier time as the Parties may agree or the Company may determine. Employee and the Company agree that the termination of employment shall be deemed "termination without cause" under Section 7(c) of the Employment Agreement, and shall not be deemed a termination with "cause" nor repudiation or renunciation of the Employment Agreement or a voluntary cessation of employment under Section 2 the Stock Repurchase Agreement between Employee and the Company, dated April, 1998. The Stock Repurchase Agreement is hereby terminated and will be of no further force and effect. The Parties further agree that the rights and obligations of the Parties shall continue as provided by this Severance Agreement, the Employment Agreement, and the Non-Qualified Stock Option Agreement described in Section 2 of this Severance Agreement except to the extent expressly amended or modified herein. Prior to the date of termination, Employee will have normal and customary access to all Company data, employees, officers, directors and outside consultants and professionals consistent with his duties and the usual and customary functions of Chief Financial Officer. The Parties further agree that Employee shall be entitled to the following compensation as a result of such termination:

                  a. As provided by Section 7(c) of the Employment Agreement, Employee will continue to receive his current base salary, consistent with the Company's normal payroll practices, through July 31, 2000. Unpaid compensation of $6,250 will be paid on or before January 31, 1999. Employee will be reimbursed for reasonable business expenses incurred prior to termination pursuant to Section 6 of the Employment Agreement.

                  b. Employee will be paid for 20 days of accrued, unused vacation time on or before January 31, 1999.

                  c. Employee will be paid $5,000 representing 1997 automobile allowance on or before January 31, 1999. The Company will continue to pay an automobile allowance of $1,000 per month to Employee, payable in a manner consistent with the Company's prior payment practices, with respect to each month through July, 2000.

                  d. The Company will continue benefit coverages for Employee for up to twelve (12) months after the date of termination, under the same limitations and conditions as provided in the Employment Agreement. These benefits will terminate upon the earlier of Employee's participation in other, similar plans, or 12 months following the date of termination (the "Benefits Period"). On or soon after the termination date, the Company will provide Employee with a COBRA election form for health coverage. Employee will complete the form and elect full continuation of benefits. The Company will pay the cost of COBRA coverage during the Benefits Period.

         2. STOCK OPTIONS. Under terms of that certain Incentive Stock Option Agreement between Employee and the Company dated as of April 16, 1998, Employee has been granted options (the "ISOs") to purchase 68,000 shares of the Company's common stock at an exercise price of $13.00 per share, under certain terms and conditions. The ISOs must be exercised by Employee within three months following termination of employment pursuant to the Employment Agreement. In consideration for the immediate termination of all of Employee's rights to the ISOs and all of Employee's rights under the Incentive Stock Option Agreement, and in consideration for Employee's full release, set forth below, of any and all claims relating to the Company and all related persons and entities, the Company will grant options (the "NQSOs") to purchase 68,000 shares of the Company's common stock pursuant to a Non-Qualified Stock Option Agreement in the form attached hereto as Exhibit "A". The NQSOs shall be exercisable, in whole or in part, at an exercise price of $13.00 per share at any time, and from time to time, during the period beginning upon expiration of the seven-day period described in Section 11.c of this Agreement (provided that Employee has not elected to revoke this Agreement pursuant to such provision) until 5:00 p.m.
Houston, Texas, time on October 31, 2000.

         3. EMPLOYEE'S NON-DISPARAGEMENT AGREEMENT. Employee agrees that he will not in any way disparage the Company or its affiliates, including their current or former officers, directors and employees, except as may be necessary to comply with a valid order, subpoena or law and after reasonable notice has been given to the Company that Employee is or may become under a legal duty to make disparaging remarks, opinions or disclosures. To the extent permitted by law, Employee agrees to refer all inquiries concerning the Company or its affiliates, including their current or former officers, directors and employees, to the Company.

         4. THE COMPANY'S NON-DISPARAGEMENT AGREEMENT. The Company agrees that it will not in any way disparage Employee, nor cause its officers, directors, employees agents and representatives to disparage Employee, except as may be necessary to comply with a valid order, subpoena or law and after reasonable notice has been given to the Employee that the Company is or may become under a legal duty to make disparaging remarks, opinions or disclosures. The Company





                                      _2_
agrees to respond to all inquiries concerning Employee, to the extent permitted by law, by confirming dates of employment and positions held pursuant to the Company's customary policy.

         5. EMPLOYEE'S RELEASE OF CLAIMS. Except as otherwise expressly provided herein, Employee, on behalf of himself, and anyone who may now or later have the right to sue for or through him, his descendants, heirs, executors, administrators, and assigns, promises never to sue, and fully and forever releases and discharges the Company, its parents, subsidiaries, affiliates, successors and assigns, together with its and their past and present directors, officers, agents, insurers, employees, and any employee benefit plans established or maintained by any such entities, together with such plans' fiduciaries and agents (collectively, the "Employee Released Parties"), from any and all claims, demands, obligations, damages, or liabilities of any kind whatsoever, at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, which Employee now owns or holds, or has ever owned or held, against the Employee Released Parties.

                  a. The claims released include all claims arising out of or in any way connected with Employee's employment with the Company, Employee's termination from the Company, or any other transactions, occurrences, acts, or omissions, or any losses, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of the Employee Released Parties, committed or omitted prior to the date of this Agreement. Employee does not release any claims against any of the Employee Released Parties which arise after he signs this Agreement.

                  b. The claims hereby released include, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e; the Civil Rights Act of 1866, 42 U.S.C. Section 1981; the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq.; the Texas Commission on Human Rights Act, TEX. LABOR CODE Section 21.001 et seq.; any claim for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, or any other fringe benefit, compensation, or disability benefit; or any other federal, state or local statute, executive order, or regulation regarding employment or the termination of employment, or the common law of any state relating to torts, employment contracts, and employment terminations; before any state or federal court or administrative agency, civil rights agency, or any other forum.

                  c. This Agreement will not impair Employee's rights, if any, to continue health care benefits coverage under COBRA, 29 U.S.C. Sections 1161-68, or to any vested rights under any retirement plan maintained by the Company.

         6. THE COMPANY'S RELEASE OF CLAIMS. The Company, on behalf of all predecessors, successors, assignees, beneficiaries, subrogees, agents, representatives, employees, officers, directors, partners, insurers, parents, subsidiaries, and affiliates, and all other persons, natural or otherwise, claiming by, under, or through the Company, promises never to sue and fully and forever releases and discharges Employee, his successors, assignees, beneficiaries, executors, administrators, subrogees, agents, representatives, and all other persons, natural or otherwise, in privity with him (collectively, the "Company Released Parties") of and from any and all claims demands, obligations, damages, or liabilities of any kind whatsoever, at law, in equity, or otherwise; in contract, in tort, or otherwise;




                                      _3_
for any act or omission whether negligent, reckless, intentional, or malicious; for damages or compensation of any type, including attorney fees, court costs, expenses, or other costs that the Company might have or might claim to have, whether currently known or unknown, suspected or unsuspected, which Company now owns or holds, or has ever owned or held, against the Company Released Parties.

                  a. The claims released include all claims arising out of or in any way connected with Employee's employment with the Company, Employee's termination from the Company, or any other transactions, occurrences, acts, or omissions, or any losses, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of the Company Released Parties, committed or omitted prior to the date of this Agreement. The Company does not release any claims against any of the Company Released Parties which arise after the Company signs this Agreement.

         7. SURVIVAL. This Severance Agreement shall survive the Death or Disability of Employee and all the rights and entitlements of Employee under this Severance Agreement, the Employment Agreement and Non-Qualified Stock Option Agreement shall inure to the benefit of Employee's personal representatives, heirs, administrators and executors and shall be binding on the Company and its successors and assigns.

         8. ATTORNEYS FEES. The Parties agree that, if any action is brought by either Party to the Employment Agreement, this Severance Agreement or the Non-Qualified Stock Option Agreement, all reasonable costs and expenses of suit (including attorneys fees) shall be awarded to the prevailing party.

         9. POST-EMPLOYMENT COVENANTS. Sections 8(a), 8(b), 8(c), 8(d) and 8(f) of the Employment Agreement are deleted in their entirety. So long as Employee is receiving compensation pursuant to Section 1(a) above, Employee shall respond to inquiries from BrightStar regarding Employee's knowledge of the business of the Company.

         10. INDEMNITY. The Parties acknowledge that Employee has served as director, officer, agent, employee or representative of the Company and/or certain affiliates of the Company in the course of his employment by the Company (the "Service") and that Employee may be subject to legal claims in connection with his performance of the Service. Notwithstanding anything herein to the contrary, the Company agrees to indemnify and hold harmless Employee against any and all claims, suits, actions, damages, liability, expenses (including attorneys fees and costs of litigation), costs, judgments, fines or amounts paid in settlement that are reasonably and actually incurred by Employee in connection with any proceeding or investigation concerning any of Employee's Service. This indemnity shall not extend to punitive damages unless the Company has a current obligation to Employee to indemnify Employee for such damages, in which case the Company shall indemnify the Employee for such damages to the extent and under the conditions that may now exist. In all other respects, the Company shall indemnify the Employee to the fullest extent permitted by applicable law. The Company shall have the right to control the defense of any action to the extent of its indemnity obligation. Neither the Company nor Employee will settle or compromise any claims on any basis that would impose liability, limitation, or restriction on the other without both Parties' express written




                                      _4_
consent. This indemnity obligation shall not be deemed limited by the scope of any insurance coverage in effect, nor shall this obligation be deemed exclusive, or in limitation of, any indemnity rights to which Employee may be entitled under law, the Company's certificate of incorporation, by-laws, vote of the shareholders, determination of the Company's board of directors or otherwise. To the extent that Employee is required to separately incur reasonable and necessary legal costs and expenses in connection with any claim indemnified herein, Company shall advance Employee any amounts which may be necessary to pay all such costs and expenses promptly upon the receipt by the Company of a written request therefor.

         11.      ACKNOWLEDGMENTS OF EMPLOYEE.

                  a. Employee acknowledges that the Company has advised him to consult with an attorney of his own choice before signing this Agreement.

                  b. Employee has acknowledges that he has been given up to twenty-one (21) days after he received this Agreement to sign it.

                  c. Employee understands that he has seven (7) days after he signs this Agreement during which he may revoke it. If Employee revokes this Agreement, it will not be effective, and Employee will not receive any of the payments or benefits described above. Employee understands and agrees that he will not receive any of these payments or benefits until after the seven days have passed.

         IN WITNESS WHEREOF, the Parties have caused this Severance Agreement and Release to be executed and delivered as of the last date executed.


Daniel M. Cofall                  BrightStar Information Technology Group, Inc.



/S/DANIEL M. COFALL               By:/S/GEORGE M. SIEGEL
--------------------------------  --------------------------------
Daniel M. Cofall
                                  Date: January 20, 1999
Date: January 18, 1999                 ---------------------------
     ---------------------------












                                      _5_